Exhibit 6.6

INDEPENDENT CONSULTING AGREEMENT

THIS AGREEMENT made as of the 1st day of December 2019 (the “Effective Date”).

BETWEEN :

QUARA DEVICES INC., a corporation incorporated under the laws of the State of Wyoming. (the “Company”)

AND :

Steven C. Eror., executive businessman, having his business office at 1576 MT Hwy 434, Wolf Creek, MT 59648 (the “Consultant”)

THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements herein contained the parties hereto agree as follows:

1.	Services. The Company agrees to engage the Consultant to provide services to the Company, including but not limit ed to those services described in Schedule A attached hereto (the “Services”), as required by the Company from time to time, and to appoint the Consultant as the Chief Executive Officer of the Company .

2.	Representations and Warranties. The Consultant represents and warrants that :

(a)	The Consultant has the required qualifications, skills and experience to perform the Services;

(b)	the Consultant will comply with all applicable laws and regulations in the course of providing the Services; and

(c)	the Consultant will not, by carrying out the Services, be in a position of conflict of interest with the Company or with any third party, and will not provide services to any other person during the term of this agreement which may create such a conflict of interest, provided however that if the Consultant can foresee a conflict of interest he may proceed with the conflicted relationship with the prior written agreement of the Executive Chairman of the Company .

3.	Term. This Agreement shall take effect as of the Effective Date and shall continue in effect for a term of seven (7) months terminating on June 30, 2020, unless terminated pursuant to clause 14 hereof. It is the intent of the Company and the Consultant to enter into a long-term employment agreement to become effective July 01, 2020 to be negotiated in good faith between the parties prior to June 30, 2020.

4.	Relationship of Parties. The Consultant shall provide the Services to the Company on a non-exclusive basis and the Consultant shall be free to provide its services to third-parties during the Term, provided however that the Consultant shall not provide such services to third parties in such a way that is inconsistent with any provisions hereof, or that so occupy the Consultant’s time and efforts as to impair or diminish the quality, professionalism or performance of the Services provided to the Company hereunder. It is expressly agreed, represented and understood that the parties have entered into an arms’ length independent contract for the rendering of the Services and that the Consultant is not an employee of the Company.

5.	Reporting. The Consultant will report to the Executive Chairman of the Company and to the Board of Directors. The Consultant will be based in Wolf Creek, Montana, but agrees that it will make such visits to the Company’s offices and labs wherever they are located, third party facilities, conferences or elsewhere, periodically throughout the year when required upon reasonable notice by the Company.

6.	Expenses. During t he Term, and upon the 1st of each calendar month of the Term, the Company will pay the Consultant a $3,000 per month expense allowance for expenses incurred in the performance of the Services, including specific equipment required by the Consultant while traveling such as laptop, mobile phone and to maintain an office in Wolf Creek MT. Extraordinary travel and lodging expenses such as airline, car rental and hotel shall be timely reimbursed by the Company. Customary evidence of expenses for extraordinary travel shall be documented and presented to the Company for payment. Any data, information or Company provided software shall remain the property of the Company.

7.	Policies and Rules. The Consultant must comply with all applicable laws, regulations, policies, and rules implemented or amended by the Company, from time to time, which are brought to the Consultant’s notice or of which the Consultant should reasonably be aware.

8.	Indemnity. The Company shall indemnify and save harmless the Consultant, its officers, directors, consultants and agents (collectively, the “Indemnified Parties” and individually an “Indemnified Party’’) from:

(a)	any and all claims, actions, losses, expenses, costs or damages of every nature and kind whatsoever which any of the Indemnified Parties may suffer as a result of the negligence, willful misconduct or the default of the Company or the Directors, Officers and employees of the Company; and

(b)	any and all costs, charges, legal fees and expenses reasonably incurred by the Company in connect ion with defending any civil, criminal, statutory or administrative action, proceeding or other remedy with respect to any such alleged liability.

(c)	The Company shall apply for Directors and Officers insurance, Entity Indemnification and Entity Securities.

12.	Intellectual Property and Confidential Information

The Consultant agrees to enter into the Confidentiality, Proprietary Rights, Assignment of Discoveries and Non-Disclosure Agreement attached hereto as Schedule B.

13.	Non-Competition, Non-Solicitation, Non-Disparagement

13.1	Non-Competition. During the Term and for a period of one (1) year after termination of this Agreement, the Consultant agrees that it will not, directly or indirectly, as an individual, as a member, employee, or agent of a firm, as a shareholder, director, officer, consultant or agent of a corporation, or as part of any other organization or group, participate in, assist, engage in, advise or consult for, lend money to, guarantee the debts or obligations of, permit its name to be used by, or be in any way connected with a business which competes in any way with the intellectual property (the “Non-Competition” ). Non-Competition is limited to business activities surrounding the research, the commercial application of research, licensing of intellectual property and commercialization of proprietary technology related to the genetic modifications and advances in fluorescent resonance energy transfer-based sensors. This non-compete is not intended to prevent the Consultant from continued participation in building brands and serving as an advisor to business entities within the US or elsewhere. The Consultant agrees to abide by section 2 (d) herein to ensure transparency with CEO of the Company and inform the Company of all adjacent consulting or Board engagements within related industries to ensure activities by the consultant are not misunderstood to be in competition with the essence of the Company as noted herein. Further, the Consultant agrees that should he/she become a director of the Company he/she will abide by all fiduciary duties expected of a director including recusing himself from director votes if he is in a conflict as a result of his other consulting arrangements with other companies.

13.2	Non-Solicitation. During the Term and for a period of one (1) year after termination of this Agreement, the Consultant will not, directly or indirectly:

(a)	persuade or induce any customer of Company to patronize any other business similar in nature to all or part of Company’s business or the business of an Affiliate or which competes in any way with the business of Company or an Affiliate; and

(b)	request or advise any customer of Company or an Affiliate to withdraw, curtail or cancel such customer’s business with Company or an Affiliate.

13.3	Mutual Non-Disparagement. Neither the Company, its officers or directors, or the Consultant shall publish or communicate disparaging or derogatory statements or opinions about the Company, its officers or directors, or the Consultant including, but not limited to, disparaging or derogatory statements or opinions about the Company’s or Consultants ownership, management, products or services, to any third party; provided, however, that it shall not be a breach of this Agreement for the Company or Consultant to testify truthfully in any judicial or administrative proceeding or to make statements or allegations in legal filings that are based on reasonable belief and are not made in bad faith.

14.	Termination. During the Term this Agreement may be terminated at any time by either party upon provision of 30 days written notice to the other Party of its intention to terminate. Upon receipt of such written notice of termination, the Consultant shall perform only those Services necessary to complete any Services requested by the Company up to and including the date of receipt of such written notice of termination. Company may only provide notices to terminate Consultant when the Companies obligations to the Consultant set forth in clause 8 are paid in full.

15.	Independent Legal Advice. The Consultant agrees that it has had independent legal advice or the opportunity to receive same in connection with the execution of this agreement and has read this agreement in its entirety understands its contents and is signing this agreement freely and voluntarily without duress or undue influence from any party .

16.	Currency. All monies which are referred to in this Agreement are, unless expressly stated otherwise, expressed in lawful money of the United States of America .

17.	Entire Agreement. This agreement supersedes all prior agreements, whether written or oral, express or implied, between the parties, and constitutes the entire agreement between the parties.

18.	Assignment. The Company may assign this agreement. The Consultant may only assign this Agreement with the written consent of the Company, such consent to be granted in the sole and absolute discretion of the Company.

19.	Enurement. This Agreement shall bind and enure to the benefit of the Company’s successors and assigns, and the Consultant’s successors and permitted assigns.

20.	Amendment and Waiver. No amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by both of the parties.

21.	Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision and any invalid provision will be severable from this agreement.

22.	Governing Law. This Agreement is governed by and is to be considered, interpreted and enforced in accordance with the laws of the State of Colorado, USA and applicable Federal laws. The Consultant hereby attorns to the non-exclusive jurisdiction of the courts of Colorado, USA.

23.	Headings. All headings in this agreement are for convenience only and shall not be used for the interpretation of this agreement.

24.	Confidentiality of Agreement. The terms of this agreement are confidential and neither the Consultant nor the Company may disclose its terms without the written consent of the other party, with the exception, of disclosure to legal or financial advisors, and disclosure required by the law.

26.	Counterparts. This Agreement may be executed by manual signatures or through the use of electronic signatures, and in as many counterparts as may be necessary, and each of which so signed shall be deemed to be an original and provided that all of the parties hereto have executed a counterpart, such counterparts together shall constitute one and the same Agreement. Such executed copy may be transmitted by pdf attachment to an email, via an electronic signing platform such as DocuSign, facsimile or other electronic method of transmission, and the reproduction of signatures by any such method before mentioned will be treated as binding as if originals.

IN WITNESS WHEREOF, the parties hereto have executed this Independent Consulting Agreement.

QUARA DEVICES INC.		CONSULTANT

By:	/s/ Rod Reum	By:	/s/ Steven C. Eror
	Rod Reum, Executive Chairman		Steven C. Eror, Individual

SCHEDULE A

SERVICES DESCRIPTION

Job Title: Chief Executive Officer of Quara Devices Inc.	Location: Based at Home (currently Wolf Creek, MT)
Department: Business Team	Reports to: Executive Chairman and to the Board of Directors of the Company
Revision Date: November 2019	Fair Labor Standards Act (FLSA): Exempt

Position Overview

This position is a senior business officer for the Company and is specifically responsible for the Quara Devices Inc. and the Divisions of the Company. The position reports to the Chief Executive Officer of the Company.

Responsibilities

Responsibilities are all those required of the Chief Executive Officer of a startup biotech company and as requested by the Chief Executive Chairman including but not limited to:

●	Direct the implementation of business strategy, plans, policies and objectives as established by the board of directors.

●	Create annual operating plans that support strategic directions set by the board and correlate with annual operating budgets.

●	Collaborates with the board to define and articulate the organization’s vision and to develop strategies for achieving that vision.

●	Develop and monitor strategies for ensuring the long-term financial viability of the organization.

●	To represent the Company at the highest level.

●	Direct Company legal counsel to promulgate compliance with insider trading and reporting regulations.

●	Oversee the operations of organization and manage its compliance with legal and regulatory requirements.

●	Design performance incentive programs for staff & management.

●	Evaluate effectiveness of performance incentive programs.

●	Direct and collaborate with the CFO in corporate negotiations.

●	Confer with company officers to plan business objectives, to develop organizational policies to coordinate functions and operations between subsidiaries and departments.

●	Establish responsibilities and procedures for attaining objectives.

●	Review activity reports to determine progress and status in attaining objectives and revise objectives and plans in accordance with current conditions.

●	Plan and develop industrial, labor, and public relations policies designed to improve the Company’ s image and relations with customers, employees, stockholders, regulators and the public.

●	Evaluate performance of executives for compliance with established policies and objectives of the Company and contributions in attaining objectives.

●	Confer with company officers on strategy for and liaison with stock market, business press and business analyst’s community.

●	In conjunction with the CFO, responsible for company insurance, import / export administration, licensing, contracts and agreements, legal areas and activities, corporate level negotiations (eg. premises, plant , trading, acquisition s and divestments, disposals), major supplier/ customer/ partner relationships, regulatory bodies relation ships and strategies , approvals and accreditations.

SCHEDULE B-

Confidentiality, Proprietary Rights, Assignment of Discoveries and Non-Disclosure Agreement.

As a condition of your continued engagement with Quara Devices Inc. (“Company”) or any of it s related parent or subsidiary organizations, the undersigned (the “Undersigned”) agrees to abide by this Agreement during its engagement with the Company . Undersigned further agrees that the terms of this Agreement shall remain in full force and effect after the end of any engagement as it relate s to Company property and rights.

1.	Confidentiality: Undersigned acknowledges and understands that the Company has exerted great efforts and expense to develop its Intellectual Property[1] as defined in the footnote below and that such Intellectual Property is very difficult to protect and is extremely valuable to the Company. In order to protect the Company’s very valuable Intellectual Property, Undersigned agrees not to , at any time during or after his engagement with the Company, directly or indirectly, divulge, disclose or communicate to any person, firm or corporation in any manner whatever any Intellectual Property of the Company. While engaged by the Company, Undersigned may only use Intellectual Property concerning any matters affecting or relating to the Company or the business of t he Company for a purpose which is necessary to the carrying out of his duties in relation to the Company, and Undersigned may not make use of any Intellectual Property of the Company after he is no longer engaged by the Company . Undersigned agrees to the above without regard to whether all of the above matters will be deemed confidential, material or important, it being stipulated by the parties that all Intellectual Property, whether written or otherwise, is presumed to be important, material and confidential information of Company for purposes of this Agreement, except to the extent that such information may be otherwise lawfully and readily available to the general public. Undersigned agrees that all of this Intellectual Property is owned exclusively by Company and shall at all times be kept confidential. Undersigned further agrees that he will, upon termination of his engagement with Company , return to Company all books, records, lists and other written, typed or printed materials, or any other materials or information kept on any media whatsoever of or related to the Company, whether furnished by the Company or prepared by the Undersigned, which contain any Intellectual Property, and Undersigned agrees that he will neither make nor retain any copies of such materials after termination of his engagement with the Company. For the purposes of this paragraph, references to the business or information of or relating to the Company shall include the information or business of any subsidiary or affiliate of Company.

1 The term “Intellectual Property” shall mean any and all confidential and/or proprietary knowledge, data, or information of Company. “Intellectual Property” includes, but is not limited to, (a) trade secrets, inventions, mask works, ideas, processes, formulae , source and object code, data, program s, other works of author ship, know-how , improvements, discoveries, developments, designs, and techniques (hereinafter collectively referred to as “Inventions”); and (b) information regarding plans for research, development , new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers, and customers (including customer lists); (c) information regarding the skills and compensation of Employees or Contractors of the Company; and (d) sales and marketing techniques or procedures, operations, potential acquisitions, new location plans, perspective and executed contracts and other business relationships or arrangements. Notwithstanding the foregoing, it is understood that at all such times Undersigned is free to use information which is generally known in the trade or industry, which is not gained as a result of a breach of this Agreement, or which results from Undersigned’s own, skill, knowledge, know-how, and experience to what ever extent and in whichever way he wishes subject to the other terms and conditions of this Agreement.

1.1.	Third Party Information: Undersigned understands that the Company has received and in the future, will receive from third parties confidential or Intellectual Property of their own (“Third Party Information”), subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of his engagement and thereafter, Undersigned will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company Personnel who need to know such information in connection with their work for the Company) or use, except in connection with his engagement with the Company, Third Party Information unless expressly authorized in writing.

1.2.	Use of Information of Prior Companies or Others: Undersigned will not improperly use or disclose any confidential information or trade secrets, if any, of any former company or any other person to whom he has an obligation of confidentiality and will not bring onto the premises of the Company any unpublished documents or any property belonging to any former company or any other person to whom he has an obligation of confidentiality unless consented to in writing by that former company or person. Undersigned will use in the performance of his duties only information which is generally known and used by persons with training and experience comparable to his own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company .

2.	Assignment of Discoveries

2.1.	Business Opportunities; Patentable, Copyrightable, Trademarkable Devices & Other Inventions: Undersigned will make full and prompt written disclosure to the Company of:

(a)	Any business opportunity of which he becomes aware and which relates to the business of the Company or any of its subsidiaries or affiliates; and,

(b)	Any idea, suggestion, device, program code, apparatus, recipe, formula, method, process or improvement, whether patentable, copyrightable, trademarkable or not, which he may invent, discover or think of, either solely or jointly with any other person or persons, resulting from or in the course of any work done by Undersigned in relation to his engagement with the Company, or relating to the work or duties he was engaged to or assigned to perform or actually does perform for the Company, or arising out of the use of the Company’s Equipment[2], or relating to any phase of the Company’s business or fields of interest in each case whether or not the idea, suggestion, device, program code, apparatus, recipe, formula, method, process or improvement is (i) related to the project to which he is so assigned; (ii) made with a contribution by the Company or the use of the Company’s facilities, Equipment, materials, allocated funds, Intellectual Property, or services of the Company’s other employees, contractors or associated persons; or (iii) made before, during or after Undersigned’s engagement with knowledge or experience gained from Company .

2 “Equipment” shall include, but not be limited to, any computers, media, telecommunication devices, recording devices, machinery, mixer, etc. that may be used by Undersigned from time to time.

Undersigned hereby agrees that all right, title and interest in and to the Undersigned’s “Discoveries” (defined below) and work product made on behalf of and during the Undersigned’s engagement with the Company shall belong solely to the Company, whether or not they are protected or protectable under applicable patent, trademark, service mark, copyright or trade secret laws. For purposes of this Section, “Discoveries” means all Intellectual Property, inventions, designs, discoveries, improvements and copyrightable works, including, without limitation any information relating to the Company’s know-how, processes, designs, computer programs and routines, recipes, formulae, techniques, developments or experimental work, work-in-progressor business trade secrets made or conceived or reduced to practice by the Company. Undersigned agrees that all work or other material containing or reflecting any such Discoveries shall be deemed to have been made within the scope of his engagement with the Company, and that those that are protectable by copyright, are works made for hire as defined in Section 101 of the Copyright Act, 15 U.S.C. Section 101. If it is determined that any such works are not works made for hire, Undersigned, hereby assigns to the Company all of Undersigned’s right , title and interest, including all Proprietary Rights3 to or in such Discoveries. The provisions of this Section shall not apply to any Discoveries developed entirely on Undersigned’s own time and without the Company’s equipment, facility, supplies, trade secrets or confidential information; or any Discoveries that do not relate (i) directly to the business of the Company, or (ii) the Company’s actual or demonstrably anticipated research or development; and such Discoveries do not result from any work performed by the Undersigned for the Company. Undersigned covenants that he shall keep the Company informed of the development of all Discoveries made, conceived or reduced to practice by the Company, in whole or in part, alone or with others, which either result from any work Undersigned may do for, or at the request of, the Company, or are related to the Company’s present or contemplated activities, investigations, or obligations.

2.2.	Enforcement of Proprietary Rights: Undersigned hereby agrees to assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Discoveries in any and all countries. To that end, Undersigned agrees to execute, verify, and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining, and enforcing such Proprietary Rights and the assignment thereof . In addition, Undersigned agrees to execute, verify, and deliver assignments of such Proprietary Rights to the Company or its designee. Undersigned’s obligation to assist the Company with respect to Proprietary Rights relating to such Discoveries in any and all countries shall continue beyond the termination of his engagement with the Company, but the Company shall compensate him at a reasonable rate after his termination for the time actually spent by him at the Company’ s request on such assistance. In the event that the Company is unable for any reason, after reasonable effort, to secure Undersigned’s signature on any document needed in connection with the actions specified in the preceding paragraph, Undersigned hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney in fact, which appointment is coupled with an interest, to act for and in his behalf to execute, verify, and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by him. Undersigned understands and acknowledges that such appointment is irrevocable because it is coupled with an interest and hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, which he now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

3.	Records: Undersigned agrees to keep and maintain adequate and current records (in the form of notes, sketches, drawings, and in any other form that may be required by Company) of all Intellectual Property developed by him and all inventions made by him during the period of his engagement with the Company and pursuant to this Agreement, which records shall be available to and remain the sole property of the Company at all times.

4.	This Agreement does not create an agreement for an indefinite or specific term for employment, or alter, amend, abrogate or change the Company’s employment at will policy; nor does it alter or amend any Employment Agreement previously entered into by and between the Undersigned and the Company.

5.	This Agreement is effective from the date of the engagement with the Company.

3 “Proprietary Rights” shall mean all trade secret, patent, copyright, mask work , trademark, moral rights and other intellectual property rights or rights attached to such intellectual property throughout the world.